NEWS RELEASE Release Date: April 27, 2005 at 7:00 a.m. EST

KNBT BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS
AND DECLARES 20% INCREASE IN QUARTERLY DIVIDEND
________________________

Lehigh Valley, PA (April 27, 2005) — KNBT Bancorp, Inc. (NASDAQ/NMS: “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), today reported net income of $4.8 million for the quarter ended March 31, 2005, an increase of $715,000 or 17.4% compared to net income of $4.1 million for the quarter ended March 31, 2004. KNBT reported diluted earnings per share of $0.17 for the quarter ended March 31, 2005, a 21.4% increase over the first quarter of 2004.

KNBT also announced that its Board of Directors declared a dividend for the second quarter of $0.06 per common share. The dividend will be paid on June 1, 2005 to shareholders of record May 16, 2005. This quarterly dividend represents a 20% increase over the current dividend. During the first quarter of 2005, KNBT repurchased 314,000 shares of common stock at an average cost of $16.20 per share. Approximately 2.1 million shares remain to be purchased under the stock buyback program approved by the Board of Directors in October 2004.

Scott V. Fainor, President and Chief Executive Officer of KNBT, stated, “I’m pleased by the Company’s first quarter results. During the quarter, KNBT made solid progress on our stated key areas of growth.”

“In early April we announced the completion of the acquisition of Caruso Benefits Group, Inc. We anticipate that this transaction will enhance fee income by approximately $5.0 million annually. In addition, our integration plans for the pending acquisition of Northeast Pennsylvania Financial Corp. (“NEPF”) are proceeding on schedule. We look forward to the successful completion of this transaction the middle of the second quarter. All necessary regulatory approvals have been received and NEPF’s stockholders voted to approve the transaction at the special meeting held on April 14, 2005.”

“By taking advantage of acquisition opportunities, we have been able to strategically deploy capital in a manner that we believe will return value to our shareholders. The increase in the dividend and our continued stock buyback program further demonstrates our commitment to enhance shareholder value.”

Net Interest Income and Net Interest Margin

Net interest income increased by $663,000 to $16.1 million for the first quarter of 2005 compared to $15.5 million in the first quarter of 2004. Average interest-earning assets increased by $442.8 million to $2.2 billion for the quarter ended March 31, 2005 compared to $1.8 billion for the quarter ended March 31, 2004. This growth was primarily attributable to the $311 million and $107.7 million increases in the average balance of the investment portfolio and the loan portfolio, respectively.

The net interest margin on a tax-equivalent basis for the quarter ended March 31, 2005 was 3.05% compared to 3.68% for the same period in 2004.

KNBT presents its net interest margin on a tax equivalent basis because management believes that presentation of its net interest margin on a tax-equivalent basis provides information that is useful for a proper understanding of the operating results of KNBT’s business. These disclosures should neither be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Without the adjustment for tax-free income, the net interest margin was 2.94% and 3.53% for the quarters ending March 31, 2005 and 2004, respectively.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses declined substantially to $734,000 for the quarter ended March 31, 2005 compared to $1.5 million for the same period in 2004, and $1.1 million for the three months ended December 31, 2004. At March 31, 2005, KNBT’s total non-performing assets equaled $4.1 million and its ratio of non-performing loans to total assets was 0.17%. At March 31, 2005, KNBT’s allowance for loan losses equaled 257.39% of its non-performing loans and 1.01% of its total loans.

Non-Interest Income and Non-Interest Expense

Non-interest income was $4.4 million for the quarter ended March 31, 2005, an increase of $475,000 over the amount earned in the comparable period in 2004. The primary contributors to the increase were a net gain of $433,000 in income from Trust Services and from KNBT Securities, our wholly owned securities brokerage subsidiary, combined with an aggregate increase of $440,000 in gains on securities sold that more than offset the decline in deposit service charges of $206,000. Non-interest income increased $253,000 for the quarter ended March 31, 2005 compared to the quarter ended December 31, 2004, primarily due to a net increase in security gains of $386,000.

Non-interest expense was $13.4 million for the quarter ended March 31, 2005, an increase of $920,000 over the same period in 2004. The increase reflected primarily the effects of a $603,000 increase in salaries and benefits and a $288,000 increase in net occupancy and equipment expense.

Balance Sheet Overview

KNBT’s total assets were $2.4 billion at March 31, 2005, an increase of $361.5 million from $2.1 billion at March 31, 2004.

For the period ended March 31, 2005, the net loan portfolio increased 11.7% or $107.1 million to $1.0 billion while deposits increased 3.9% or $50.2 million to $1.3 billion from the levels at March 31, 2004. Advances from the Federal Home Loan Bank (“FHLB”) increased by $338.3 million to $646.9 million at March 31, 2005 and were used to fund purchases of investment securities. Investment securities increased $215.6 million to $1.1 billion.

KNBT’s total shareholders’ equity decreased by $29.2 million to $368.6 million at March 31, 2005 compared to March 31, 2004. The decrease reflected the cost of repurchasing 964,000 shares as part of KNBT’s announced buyback program and purchasing 808,047 shares for the 2004 Management Recognition and Retention Plan, as well as the payment of cash dividends.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania chartered savings bank headquartered in Bethlehem, Pennsylvania with 41 branch offices in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone
Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp, Inc. (“KNBT” or “Holding Company”) management’s intentions, plans, beliefs, expectations or opinions or with respect to the operation of the Caruso Benefits Group, Inc. (“Caruso”) and the pending acquisition of Northeast Pennsylvania Financial Corp. (“NEPF”). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) estimated cost savings from the acquisition of NEPF cannot be fully realized within the expected time frame; (4) revenues following the acquisitions of Caruso and NEPF are lower than expected; (5) competitive pressure among depository institutions increases significantly; (6) costs or difficulties related to the integration of the businesses of KNBT, NEPF and Caruso are greater than expected; (7) changes in the interest rate environment may reduce interest margins; (8) general economic conditions, either nationally or in the markets in which KNBT is or will be doing business, are less favorable than expected; (9) legislation or changes in regulatory requirements adversely affect the business in which KNBT would be engaged; (10) regulatory approvals to acquire NEPF are not obtained; or (11) factors which result in a condition to the acquisition of NEPF not being met as well as other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission (“SEC”) from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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	KNBT Bancorp, Inc.
	Consolidated Statements of Income
	(unaudited)
	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
		(dollars in thousands)
Interest Income	$26,966	$26,973	$24,772	$23,195	$22,351
Interest Expense	10,827	10,476	8,777	7,318	6,875

Net Interest Income	16,139	16,497	15,995	15,877	15,476
Provision for Loan Losses	734	1,095	742	971	1,500

Net Interest Income after
Provision for Loan Losses	15,405	15,402	15,253	14,906	13,976
Non-Interest Income:
Deposit Service Charges	1,105	1,117	1,040	1,009	1,311
Securities Gains (Losses), net	432	46	338	20	(8)
Trust and Investment Services Income	946	712	504	489	513
Bank-Owned Life Insurance	652	661	669	655	667
Other	1,307	1,653	1,289	1,265	1,484

Total Non-Interest Income	4,442	4,189	3,840	3,438	3,967
Non-Interest Expenses:
Salaries, Wages and Employee Benefits	7,848	7,451	7,473	7,309	7,245
Net Occupancy and Equipment Expense	2,113	2,230	2,318	1,962	1,825
Other	3,464	4,000	3,705	3,746	3,435

Total Non-Interest Expense	13,425	13,681	13,496	13,017	12,505

Income before Income Taxes	6,422	5,910	5,597	5,327	5,438
Income Tax Expense	1,592	1,174	1,150	1,019	1,323

Net Income	$4,830	$4,736	$4,447	$4,308	$4,115

Per Common Share Data

Weighted Average Common Shares- Diluted	28,537,778	29,077,739	29,285,250	29,655,263	30,011,264
Weighted Average Common Shares- Basic	28,226,035	28,586,796	28,875,080	29,232,941	29,555,238
Net Income Per Share- Diluted	$0.17	$0.16	$0.15	$0.15	$0.14
Net Income Per Share- Basic	$0.17	$0.17	$0.15	$0.15	$0.14
Book Value	$13.16	$13.33	$13.35	$13.04	$13.44

	KNBT Bancorp, Inc.
	Asset Quality
	(unaudited)
	At Period End or
	For the Three Months Ended
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
	2005	2004	2004	2004	2004
		(dollars in thousands)
Non-Accruing Loans	$3,768	$4,544	$3,801	$4,020	$2,747
Accruing Loans 90 Days
or more Past Due	292	511	653	654	7

Total Non-Performing Loans	4,060	5,055	4,454	4,674	2,754
Other Real Estate Owned	—	71	32	201	153

Total Non-Performing Assets	$4,060	$5,126	$4,486	$4,875	$2,907

Total Non-Performing Loans
as a Percentage of Loans, net	0.40%	0.50%	0.45%	0.48%	0.30%
Total Non-Performing Loans
as a Percentage of Total Assets	0.17%	0.21%	0.19%	0.21%	0.13%
Total Non-Performing Assets
as a Percentage of Total Assets	0.17%	0.21%	0.20%	0.22%	0.14%
Allowance for Loan Losses,
Beginning of Period	$10,461	$9,905	$9,519	$9,000	$7,910
Provision for Loan Losses	734	1,095	742	971	1,500
Total Charge Offs	(763)	(559)	(395)	(567)	(491)
Recoveries on Loans Previously
Charged-Off	18	20	39	115	81

Net Loans Charged Off	(745)	(539)	(356)	(452)	(410)

Allowance for Loan Losses, at
Period End	$10,450	$10,461	$9,905	$9,519	$9,000

Allowance for Loan Losses at Period End to:
Average Net Loans	1.03%	1.04%	1.01%	1.01%	0.99%
Total Loans at Period End	1.01%	1.03%	0.99%	0.98%	0.97%
Non-Performing	257.39%	206.94%	222.38%	204.66%	326.80%

		KNBT Bancorp, Inc.
		(unaudited)
	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Balances (Period End)	2005	2004	2004	2004	2004
		(dollars in thousands)
Assets	$2,418,580	$2,415,103	$2,292,382	$2,184,688	$2,057,085

Earning Assets	2,215,130	2,209,612	2,087,615	1,960,698	1,845,189
Investment Securities	1,098,243	1,150,151	1,076,178	973,984	882,684
Loans	1,020,592	1,002,741	996,814	966,551	913,518
Loans Held for Sale	954	718	1,980	1,532	3,745
Other Earning Assets	95,341	56,002	12,643	18,631	45,242

Total Deposits	1,344,380	1,323,053	1,286,824	1,310,982	1,294,215
Non-Interest Bearing Deposits	129,354	128,498	116,590	124,456	112,856
Interest Bearing Checking	180,255	180,811	168,348	171,506	169,184
Money Market	254,154	241,826	239,815	260,329	245,826
Savings	211,231	210,258	214,315	222,754	223,370
Certificates of Deposit	468,101	461,294	446,292	429,224	439,089
IRA and Koegh	101,285	100,366	101,464	102,713	103,890

Other Borrowings	24,496	22,643	20,501	31,076	28,393
Federal Home Loan Bank	646,852	660,674	568,113	433,428	308,540
Shareholders’ Equity	368,650	377,354	385,743	376,222	397,866
		For the Three Months Ended

	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Balances (Daily Average)	2005	2004	2004	2004	2004

		(dollars in thousands)
Assets	$2,400,263	$2,400,764	$2,206,304	$2,070,220	$1,979,186

Earning Assets	2,197,956	2,193,147	1,989,102	1,852,924	1,755,180
Investment securities	1,126,471	1,151,902	996,775	878,553	815,507
Loans	1,009,517	1,004,141	982,126	938,987	903,253
Loans Held for Sale	1,425	386	929	3,735	30
Other Earning Assets	60,543	36,718	9,272	31,649	36,390

Total Deposits	1,322,272	1,318,604	1,299,164	1,302,837	1,292,969
Non-Interest Bearing Accounts	123,805	123,830	119,156	117,570	115,925
Interest Bearing Checking	176,622	174,712	174,871	171,152	178,104
Money Market	247,648	253,298	250,345	254,073	238,371
Savings	209,538	212,964	220,901	226,276	224,034
Certificates of Deposit	463,777	452,815	432,307	431,062	433,512
IRA and Koegh	100,882	100,985	101,584	102,704	103,023

Other Borrowings	18,732	18,115	24,739	24,127	23,296
Federal Home Loan Bank	651,901	648,902	472,495	328,562	248,470
Shareholders’ Equity	377,925	382,811	380,437	386,266	393,393
		For the Three Months Ended

	March 31,	Dec 31,	Sept 30,	June 30,	March 31,
Ratios	2005	2004	2004	2004	2004

Return on Average Equity	5.11%	4.95%	4.68%	4.49%	4.18%
Return on Average Assets	0.80%	0.79%	0.81%	0.84%	0.83%
Net interest Margin (tax equivalent)	3.05%	3.12%	3.34%	3.56%	3.68%
Efficiency Ratio	62.32%	63.19%	64.97%	64.28%	61.18%
Stockholders’ Equity to Total Assets	15.24%	15.62%	16.83%	17.22%	19.34%
Tangible Equity to Total Assets	13.03%	13.77%	14.89%	15.17%	17.16%

KNBT Bancorp, Inc.
(unaudited)
	Three Months Ended
	March 31,
	2005	2004
	(dollars in thousands, except per share data)
Interest Income	$26,966	$22,351
Interest Expense	10,827	6,875

Net Interest Income	16,139	15,476
Provision for Loan Losses	734	1,500

Net Interest Income After
Provision for Loan Losses	15,405	13,976
Deposit Service Charges	1,105	1,311
Securities gains (losses), net	432	(8)
Trust and Investment Services Income	946	513
Bank-Owned Life Insurance	652	667
Other Income	1,307	1,484

Total Other Operating Income	4,442	3,967
Salaries, Wages and Employee Benefits	7,848	7,245
Net Occupancy and Equipment Expense	2,113	1,825
Other Expenses	3,464	3,435

Total Other Operating Expenses	13,425	12,505

Income Before Income Taxes	6,422	5,438
Income Tax Expense	1,592	1,323

Net Income	$4,830	$4,115

Net Income Per Share- Diluted	$0.17	$0.14
Net Income Per Share- Basic	$0.17	$0.14